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                                                                       Exhibit 3


                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                               SAFECO CORPORATION
                            (As Amended May 1, 1996)

                                   ARTICLE I

                                      NAME

     The name of this corporation is and shall be, SAFECO Corporation.

                                   ARTICLE II

                                    OBJECTS

     The objects for which this corporation is formed are and shall be as follows:

         1. To invest and deal with the monies of the corporation in any manner, and to acquire by purchase, by the exchange of stock or other securities of the corporation, by subscription or otherwise and to invest in, hold for investment or for any other purpose and to deal in and to use, sell, pledge or otherwise dispose of any stocks, bonds, notes, debentures and other securities and obligations of any government, state, municipality, corporation, association or partnership, domestic or foreign, and while owner of any such stocks, bonds, notes, debentures or other securities or obligations, to exercise all the rights, powers and privileges of ownership, including among other things the right to vote for any and all purposes.

         2. To aid in any lawful manner by loan, subsidy, guaranty or otherwise, any company whose stock, bonds, notes, debentures or other securities or obligations are held or controlled directly or indirectly by the corporation, and to do any and all lawful acts or things necessary or advisable to protect, preserve, improve or enhance the value of any such stocks, bonds, notes, debentures or other securities or obligations.

         3. To guarantee and to assume the payment of any dividends on any shares of the capital stock of any company in which the corporation may either directly or indirectly have an interest as stockholder or otherwise, and to assume and to guarantee by endorsement or otherwise the payment of the principal of and the interest on bonds, notes or other obligations created or to be created by any such company.
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         4.   To make and enter into all manner and kinds of contracts,
agreements and obligations for the purchasing, acquiring, holding, using, dealing in, selling or otherwise disposing of any and all kinds of property, real and personal.

         5. To borrow money, to issue bonds, debentures, notes or other obligations secured or unsecured of the corporation; to secure any of the same by mortgage or mortgages or deed or deeds of trust or pledge or other lien upon any or all of the property, rights, and privileges of the corporation wheresoever situate, acquired or to be acquired; to confer upon the holders of any debentures, bonds, notes or other obligations of the corporation, secured or unsecured, the right to convert the same into any class of stock of any series of the corporation now or hereafter to be issued upon such terms as shall be fixed by the Board of Directors; to sell, to pledge and to otherwise dispose of any or all bonds, debentures, notes or other obligations of the corporation.

         6. To deal in stocks and securities either as an agent or broker or underwriter, or otherwise; to make advances or loans, upon the pledge of securities to be bought, sold or otherwise dealt in, or without security, so far as may be permitted by law.

         7. To have and exercise all of the powers now or hereafter conferred by the laws of the State of Washington upon corporations organized under the laws under which this corporation is organized, and any and all acts amendatory thereof and supplemental thereto, including the power to subscribe for the stock of other corporations, and to allow other corporations to subscribe for stock in this corporation and to own shares of stock and exercise all the powers incidental to such ownership.

         8. To conduct business in any state, district, territory or colony of the United States, and in foreign countries, with power to hold, purchase, mortgage and convey real and personal property in any and all such places.

         9. Generally to carry on and undertake any other lawful business of the same general nature, which may from time to time seem to the directors of the corporation capable of being conveniently carried on in connection with the above objects, or calculated directly or indirectly to render valuable or enhance the value of any of the corporation's properties, privileges or rights.

         10. Generally to perform any and all acts connected with, arising from or incidental to the business to be carried on by





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the corporation, and to do all acts proper and necessary for the purposes of its business.

         The foregoing clauses shall be construed both as objects and powers; and it is expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation, and that the corporation may do all and everything reasonably necessary for the accomplishment of any of the objects or powers hereinbefore enumerated, either alone or in association with other corporations, associations, firms or individuals to the same extent and as fully as individuals might or could do as principals, agents, contractors or otherwise.

                                  ARTICLE III

                                 CAPITAL STOCK


         1. The aggregate number of shares of Common Stock ("Common Stock") which the corporation shall have authority to issue is Three Hundred Million (300,000,000). Such shares shall consist of one class only and shall be without par value. The aggregate number of shares of Preferred Stock, no par value ("Preferred Stock"), which the corporation shall have authority to issue is Ten Million (10,000,000). The Board of Directors is hereby vested with authority to divide from time to time any or all of the Preferred Stock into one or more series, and within the limitations set forth in the Washington Business Corporation Act (as amended from time to time) to fix and determine or to amend the relative rights and preferences of any such series.

         2. Each holder of Common Stock shall at all times and for all purposes be entitled to one (1) vote for each share of Common Stock then of record in the stockholder's name on the books of the corporation. Each holder of a share of Preferred Stock shall be entitled to such voting rights as shall be determined by the Board of Directors in fixing and determining the rights and preferences of the particular series of Preferred Stock to which such share pertains.

         3. Each stockholder of the corporation entitled to vote at any election of directors shall have the right to vote in person or by proxy the number of shares owned by such stockholder for as many directors as there are to be elected and for whose election the shareholder has a right to vote. Such votes may not be cumulated.

         4.   All shares of stock heretofore issued by this corpora-




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tion are fully paid and nonassessable, and no holder or owner of any such shares shall have any further liability to the corporation in respect of such shares.

         5. Upon the issue of any additional shares of Common or Preferred Stock by this corporation and the receipt by this corporation of such consideration for such shares as shall be fixed from time to time by resolution of the Board of Directors, such stock shall be fully paid and nonassessable, and there shall be no other or further liability upon such stock to the corporation by any owner or holder thereof.

         6. The right to subscribe for new, additional or unissued shares of any class of the corporation's stock shall be as the Board of Directors shall from time to time determine, and no stockholders shall have any right to subscribe thereto except as such right may from time to time be granted by the Board of Directors.

                                 ARTICLE III-A

         The amount of the capital stock of this corporation consisting of "initial non-par value capital," with which this corporation will begin to carry on business, shall be Five Hundred ($500.00) Dollars, and shall be fully subscribed before this corporation shall begin business.

                                   ARTICLE IV

         The duration of this corporation, that is to say, its time of existence, shall be perpetual.

                                   ARTICLE V

                                   DIRECTORS

         1. The number of directors constituting the Board of Directors of the Corporation shall be fixed in the manner provided in the Bylaws. A director need not be a shareholder. The election of directors need not be by ballot unless the bylaws so require. Beginning at the 1986 annual meeting of shareholders, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1986 annual meeting of shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 1987,





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successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         2. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director's predecessor.

         3. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Restated Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

         4. Any amendment, change or repeal of this Article or any other amendment to these Restated Articles of Incorporation which will have the effect of modifying or permitting circumvention of this Article V shall require the favorable vote, at a shareholders' meeting, of the holders of at least 67% of the then outstanding shares of capital stock of the Corporation entitled to vote.





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                                   ARTICLE VI

                          PRINCIPAL PLACE OF BUSINESS

         The name of the City and County in which the principal place of business of the company is to be and shall be located is the City of Seattle, and County of King, in the State of Washington.

                                  ARTICLE VII

                                     BYLAWS

         The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors, subject to the power of the shareholders to change or repeal such bylaws; provided, however, that the Board of Directors shall not make or alter any bylaws fixing their qualifications, classifications, or terms of office.

                                  ARTICLE VIII

                               DIRECTOR LIABILITY

         1. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for liability (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23A.08.450(1) of the Washington Business Corporation Act or (iii) for any transaction for which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended, without further shareholder action.

         2. Any repeal or modification of Section 1 of this Article VIII shall not result in any liability of a director with respect to any action or omission which occurred prior to such repeal or modification.





____________________

(1)Recodified as 23B.08.310 as of July 1, 1990.

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